EXHIBIT 99.1

Company Contact:
John F. DeBernardis, Ph.D., President & CEO (847) 573-8000

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Equity Communications
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 Applied NeuroSolutions Announces Richard B. Stone’s Resignation from its Board of Directors

Vernon Hills, IL, September 19, 2005-- Applied NeuroSolutions, Inc. (OTC BB: APNS, www.appliedneurosolutions.com), announced today that Richard B. Stone has resigned from the Company’s Board of Directors to handle some difficult family-related issues.

Mr. Stone, who has been instrumental in providing financing advice and strategy to the Company since 1993, has been a director of the Company since 1994 and was serving on the Company’s audit and compensation committees at the time of his resignation.

A large portion of Mr. Stone’s extended family live in the New Orleans area and his family has significant real estate holdings in Louisiana, which has not yet begun to recover from the destruction caused by Hurricane Katrina. In addition, his brother David, who oversaw much of the family’s business in Louisiana, passed away in August. Mr. Stone will now be spending significant time protecting the financial interests of his extended family as well as providing personal support to members of his family who are grieving for a great personal loss as well as an uncertain future due to the destruction of their hometown. As a result, Mr. Stone said, “I have no choice but to cut back dramatically on all other commitments so that I can attend to the immediate needs of my family.”

Bruce N. Barron, Chairman of Applied NeuroSolutions, stated, “APNS would not be where it is today if it were not for the contributions of Richard Stone. His assistance with our financing needs over the years allowed us to make significant scientific advancements in our AD research and development and has positioned us extremely well for the future. I was honored to have also known David Stone, who was a great friend and contributor to APNS, and our thoughts and prayers are with the Stone family.”

In his letter of resignation, Mr. Stone said he was leaving with “a sense of gratitude for the opportunity to have worked for the past 12 years with a company whose technology is exciting both for its shareholders and for a world in need of relief from the misery of Alzheimer’s disease.”

Mr. Barron added, “While we cannot expect to replace Richard Stone on the APNS Board, we are aggressively seeking a new director for APNS. As we transition from a development stage company to one whose first product is on the horizon, we are seeking advisors who can assist us in commercialization and partnering opportunities.”

Applied NeuroSolutions, Inc. is developing products to diagnose and treat Alzheimer's disease based on a novel hypothesis of AD pathology. In partnership with Dr. Peter Davies and a scientific team at Albert Einstein College of Medicine, Applied NeuroSolutions has developed a cerebrospinal fluid (CSF) test to detect Alzheimer's disease at a very early stage with 85%-95% accuracy in more than 3,000 patient samples. There are approximately 2 million new patients annually worldwide who are candidates for an AD CSF diagnostic test, according to Datamonitor. In the U.S. alone, Datamonitor projects an $80 to $160 million annual market potential.

The company is also developing a blood serum-based screening test, as well as a new class of therapeutics to treat AD. Alzheimer's disease currently afflicts over 4 million Americans, and the market for AD therapy is expected to grow to 21 million patients by 2010 in the seven major pharmaceutical markets (USA, France, Germany, Italy, Spain, U.K. and Japan) according to BioPortfolio, Ltd.

There are currently no FDA-approved diagnostic tests to detect Alzheimer’s disease.

This press release contains forward-looking statements. Applied NeuroSolutions wishes to caution the readers of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, the risks associated with new product development and commercialization, clinical trials, intellectual property, regulatory approvals, potential competitive offerings, and access to capital. For further information, please visit the company's website at www.appliedneurosolutions.com, and review the company's filings with the Securities and Exchange Commission.

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